Exhibit 99.1

Caneum, Inc. Releases Shareholder Update Letter on Current Business Status

Company details operational activities and corporate strategy in response to challenging macroeconomic and public market environment

NEWPORT BEACH, California -- March 10, 2009 – Caneum, Inc. (Other OTC:CANM.PK - News), a global provider of business process and information technology outsourcing services, released the following letter to shareholders today.

Dear Shareholders and Friends,

We are pleased to provide you with an update on our current operational activity and business status.  Clearly the macroeconomic, public market and business environments remain under great stress and the underlying data for each continue to forecast more pain ahead before things begin to stabilize and get better.  As a small public company these developments have had an even greater impact on our business and as a result, we are focusing on defense rather than offense for calendar year 2009.

To that end, we are providing this summary of both our current thinking and business and public market approach during these turbulent and unpredictable times.  Our goal is to share both the successes and failures that we have experienced and lay out the steps that we intend to take to get through this difficult business cycle, and to also come out of it on the other end of the ongoing economic malaise as a leaner, stronger, more focused and more profitable enterprise for the expected growth cycle we intend to have thereafter.

First, we have made the strategic decision to exit the staffing part of our business entirely.  We will still maintain existing headcount in this area and support customer needs and requests on existing accounts, but we will shift the entire strategic focus of our core business to business process and information technology outsourcing.  Fulfillment will be centralized in our off-shore fulfillment center in Gurgaon, India, outside of New Delhi, with our Indian team driving all operational efforts on delivery execution.  Sales, marketing and business development in support of these delivery centers will be centralized in satellite and remote offices here in the United States, spearheaded from our corporate headquarters in Southern California.  The net effect of this restructuring will materially reduce our ongoing revenue, customer and employee base tied to staffing and also materially reduce our associated ongoing operating and overhead expenses with a dramatic increase to our gross margins in parallel.

Second, we intend to use the duration of 2009 to restructure our business to return to profitability and clean up any outstanding balance sheet overhang through both cash flow from monthly operations and add-ons from an expanded private financing to be discussed in further detail below.  While the Company still has access to a factoring receivables backed $1,500,000 credit facility with Bridge Bank, as of this writing we have reduced our debt against this facility by more than 99% from the full $1,500,000 in mid 2008 to less than $10,000 today. This facility is only available to us on a factored receivables basis and is not a conventional line of credit.  This is a remarkable achievement for us and will allow our Company to be much less dependent on the frozen capital markets still underlying most financial institutions and their credit facility offerings to small business such as ours at this point in the business cycle.

Third, and despite the ugly macro, market and business climates, we successfully closed $1,000,000 in new financing during 4 QTR 2008 via a private placement offering of convertible notes with a March 2011 maturity date.  With more than $600,000 of this total coming directly from directors and officers, this represents our collective confidence in the Company’s future.

Fourth, and in light of the success in closing the original private placement offering, the 2009 focus on cleaning up the remaining balance sheet items that we still view as overhang and the interest from accredited investors, we have re-opened the private placement offering to allow for up to $500,000 of additional new capital to be raised for our business through this facility.  These securities will not be and have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.  We realize that the fund raising environment remains quite challenging and stressed, but we also remain optimistic that we will be able to add on to the success of our prior efforts during the last full quarter of our operations when the markets were as equally miserable as they remain now.

Fifth, we have completely eliminated all common stock, warrants and convertible preferred stock formerly associated with the March 2006 institutional investment of $2,000,000 by Barron Partners as part of a mutual settlement agreement executed during May 2008.  This agreement effectively eliminated 330,397 shares of common stock, 4,000,000 shares of common stock purchase warrants and the unexercised balance of 4,000,000 shares of Series A Convertible Preferred Stock.  As a result, we not only eliminated up to 8,000,000 shares of existing and potential dilution to our shareholders, but we also cleaned up the capitalization table such that we no longer have any preferred stock or convertible preferred stock securities outstanding.

Sixth, during 4 QTR 2008 we received three unsolicited growth awards for our operational execution over the past several years, including two from Deloitte and Touche and one from CRN.  From Deloitte and Touche, the Company received both the #2 ranking on their 2008 Orange County Technology Fast 50 regional list and #21 ranking on their 2008 North America Technology Fast 500 international list.  In parallel, the Company also received CRN’s #3 ranking on their 2008 Fast Growth 100 national list for the United States.  Needless to say, we were very pleased to have received this unsolicited recognition from such prestigious organizations.

Seventh, and subject to compliance with SEC provisions, we have decided to formally “go dark” for at least the next 12-18 months as the public markets remain a mess.  This would mean that we would suspend our obligation to file periodic and other reports with the SEC.  Right now we believe there is absolutely no benefit for a small public company such as ours to continue to pay the audit, filing, legal and administrative fees while on the pink sheets and equally no benefit in investing in investor relations programs and activities while the macroeconomic and market noise overwhelms the interest in micro cap companies such as ours.  At some point this storm will pass, but right now we intend to invest all available capital towards the business operations of our company rather than attempting to dump a proverbial glass of water in to an ocean of noise.  Rest assured, however, that we fully intend to report all of our unaudited financials, business updates and corporate communications throughout this “dark period” and also fully intend to shift from offense to defense in a way that provides a path back to at least the OTC BB and a fully reporting and fully audited status with the SEC.

Eighth, we will continue to pursue acquisition opportunities that will be accretive to our core outsourcing business.  All acquisition opportunities will be evaluated with a focus on profitability metrics within our core outsourcing business and would be executed with a mindset such that the business acquired would broaden our core outsourcing capabilities, expand our core customer base and supplement our existing organic growth.  We expect that the current business climate will present numerous acquisition opportunities at more reasonable valuations rolling forward, but we also expect that these efforts will be prioritized within our own business beginning in early 2010 other than opportunistically throughout the remainder of 2009.

Ninth, we will maintain our Company’s open authorization for up to $1,000,000 of share repurchases in the public markets.  Our first priority for funds will remain on balance sheet clean-up, including payables, and on our ongoing business operations.  However, once this activity is completed and stabilized, we fully intend to take advantage of the absurdly low public stock price of our shares to retire as much stock as possible within our corporate treasury as both our cash on hand and the intrinsic value pricing disconnect remains outstanding in the market for our public shares.

We acknowledge that it is an extremely challenging and difficult business environment and that it is likely to continue that way for an extended period of time.  We also acknowledge that we had to make some tough strategic decisions for our business and that many of those decisions resulted in dramatically downsizing our employee and operational base.  However, we are diligently focused on two very specific items within our business: namely, to operate the ongoing business activity profitably on a monthly basis and to ensure that we exit 2009 with a clean balance sheet from which to start growing again thereafter.

We know that we have much more work to do throughout the remainder of the year to accomplish our goals.  However, we have made significant progress toward the stability of the Company, and will be executing operations in a way that will have us well positioned to take advantage of the worldwide demand for outsourcing products and services as the business climate turns more friendly in the future.  We thank you for your interest and support, and we appreciate your ongoing commitment as we execute our operational and acquisition models rolling forward.

As always, please contact us with any questions you may have, and please consult our website for current information on our continuing progress and recent developments (www.caneum.com).  Alternatively, please consult the EDGAR database on the SEC’s website for complete details related to all of our public filings (www.sec.gov).  And, if you have not already done so, please forward your email address to our offices so that we may facilitate keeping you up to date in the future on all communications and thanks again from our entire management team.

Sincerely,

Alan S. Knitowski
Chairman

About Caneum, Inc.

Caneum, Inc. is a global provider of business process and information technology outsourcing services across vertical industries including technology, energy, government, transportation, financial services, education and healthcare.  The Company provides a suite of business strategy and planning capabilities to assist companies with their "make versus buy" decisions in the areas of data, network, product development, product maintenance and customer support, and fulfills its services in-house, on-shore, near-shore and off-shore, depending on the business goals and objectives of its global customers.  In parallel, the Company is opportunistically pursuing accretive acquisitions within its core outsourcing product and service suite in order to broaden its core capabilities, expand its customer base and supplement its organic growth.  For more information, please visit the Company's web site at www.caneum.com.

“Safe Harbor" Statement: With the exception of historical information, the statements set forth above include forward-looking statements that involve risk and uncertainties.  The Company wishes to caution readers that a number of important factors could cause actual results to differ materially from those in the forward-looking statements.  Those factors include, but are not limited to, the current economic downturn and the risk factors noted in the Company's filings with the United States Securities and Exchange Commission, such as the rapidly changing nature of technology, evolving industry standards and frequent introductions of new products, services and enhancements by competitors; the competitive nature of the markets for the Company's products and services; the Company's ability to gain market acceptance for its products and services; the Company's ability to fund its operational growth; the Company's ability to attract and retain skilled personnel; the Company's ability to diversify its revenue streams and customer concentrations; and the Company's reliance on third-party suppliers.

Contacts:

Caneum, Inc.
Suki Mudan, President
(949) 273-4004
info@caneum.com